Exhibit 99.1
News Release
Amkor Technology Completes Redemption of All of its 9.25% Senior Notes due 2016
CHANDLER, AZ, June 24, 2011 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has completed its redemption of all of the outstanding 9.25% Senior Notes due 2016 that were not tendered pursuant to the previously announced tender offer, which expired on June 14, 2011. The redemption date for the Notes was June 24, 2011. Upon redemption, the holders of the Notes received $1,046.25 per $1,000 principal amount of the Notes, together with accrued and unpaid interest to, but excluding, the redemption date.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (the “SEC”) filings and on Amkor’s website: www.amkor.com.
Contacts
Amkor Technology, Inc.
Joanne Solomon
Executive Vice President and Chief Financial Officer
480-786-7878